UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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GENESCO INC.
(Name of Registrant as Specified In Its Charter)

Bradley l. radoff Jumana Capital Investments LLC Christopher R. MartiN Westervelt T. Ballard, Jr. Paula J. Poskon
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Bradley L. Radoff, Jumana Capital Investments LLC, Christopher R. Martin and the other participants named herein (collectively, the “Radoff-Jumana Group”) have filed a definitive proxy statement and accompanying GOLD universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly qualified director nominees at the 2026 annual meeting of shareholders of Genesco Inc., a Tennessee corporation (the “Company”).

Item 1: On June 29, 2026, the Radoff-Jumana Group issued the following press release:

The Radoff-Jumana Group Releases Presentation Detailing How the Genesco Inc. Board of Directors Appears to Be Beholden to Chair, President, CEO and Interim CFO Mimi Vaughn

Highlights That Legacy Directors Thurgood Marshall, Jr. and Joanna Barsh Have Served for 13 and 14 Years, Respectively, During Which Time They’ve Overseen -50% TSR and Faced Three Activist Campaigns

Criticizes the Board’s Decision to Hire a Permanent CFO from a Financially Distressed Microcap Company That Has Seen its Share Price Decline by More Than 95%

Urges Shareholders to Elect Westervelt T. Ballard, Jr., a Former Public Company CEO, and Paula J. Poskon, an Experienced Public Company Director, to Genesco’s Board to Introduce Accountability

HOUSTON--(BUSINESS WIRE)--Bradley L. Radoff, Jumana Capital Investments LLC and Christopher R. Martin (collectively, the “Radoff-Jumana Group” or “we”), who collectively own approximately 8.7% of the outstanding shares of Genesco Inc. (NYSE: GCO) (“Genesco” or the “Company”), today released a presentation detailing why it believes that shareholders should remove legacy over-tenured directors Thurgood Marshall, Jr. and Joanna Barsh from the Company’s Board of Directors (the “Board”).

Key points from the presentation include:

•	Mr. Marshall has served on Genesco’s Board since 2012 and overseen a -53.4% total shareholder return while receiving nearly $2.5 million in compensation.[1] He has only ever purchased 3,600 shares of Genesco common stock on a single day in July 2012,[2] lacks retail or consumer experience and spent his career as a lawyer and lobbyist at Morgan, Lewis & Bockius LLP, a firm Genesco paid for services for many years.[3]

•	Ms. Barsh is an ex-McKinsey consultant who has served on Genesco’s Board since 2013 and presided over a -50.2% total shareholder return.[4] She has never purchased a single share of Genesco common stock,[5] and as Chair of the Nominating and Governance Committee, we believe she is responsible for failing to recruit value-additive directors and for rejecting our nominees merely one day after conducting what appeared to be pretextual interviews with them.

1 Company proxy statements. FactSet; total shareholder return calculated as of market close on April 14, 2026, the trading day immediately prior to the Radoff-Jumana Group’s public Schedule 13D filing with respect to the Company.

2 Mr. Marshall’s Form 4 filings.

3 Company filings.

4 Company proxy statements. FactSet; total shareholder return calculated as of market close on April 14, 2026, the trading day immediately prior to the Radoff-Jumana Group’s public Schedule 13D filing with respect to the Company.

5 Ms. Barsh’s Form 4 filings.

•	Mr. Marshall and Ms. Barsh have allowed Ms. Vaughn to simultaneously serve as Board Chair, President, CEO and Interim CFO, leading to significant underperformance and zero accountability. The over-tenured directors were completely dismissive of our attempts to avoid a proxy contest and did not appear to meaningfully consider any of our suggestions to improve shareholder value, including refreshing the Board, separating the Chair and CEO roles, increasing share repurchases, exploring a sale lease-back and evaluating divestitures of certain non-core businesses.

o	We would have expected that a Company that has been the recipient of an activist challenge three times in eight years would view that fact as a clear negative reflection of its performance and governance, and would want to take steps to remedy its issues.

o	We believe that Genesco’s recent decision to hire a CFO from America’s Car-Mart, Inc., a microcap company that is under serious financial stress and has seen its share price decline by 95.07% during his tenure, is the latest example of a Board not acting in its shareholders’ best interests.[6]

•	Our nominees – Westervelt T. Ballard, Jr. and Paula J. Poskon – are independent, experienced public company executives and directors who would bring the requisite operating, corporate governance, capital allocation and real estate expertise that we believe is required to unlock value at Genesco.

o	Mr. Ballard is an investor in the public and private markets and the former President, CEO and member of the board of directors of Stabilis Solutions, Inc. (NASDAQ: SLNG), equipping him with extensive leadership experience in global operations, capital allocation, strategic development and finance.

o	Ms. Poskon brings nearly 25 years of capital markets experience in equity research and investment banking from her time at D.A. Davidson & Co., Inc., Robert W. Baird & Co., Inc. and Lehman Brothers, as well as significant experience on the boards of directors of companies like Cedar Realty Trust, Inc. (NYSE: CDRpB and CDRpC) and Power REIT (NYSE: PW).

Vote FOR the Radoff-Jumana Group’s Nominees – Westervelt T. Ballard, Jr. and Paula J. Poskon – Today to Hold the Legacy Board Accountable for Years of Value Destruction and Send a Clear Signal for Change

Do NOT Vote for Thurgood Marshall, Jr. or Joanna Barsh

Questions about how to vote? Contact (888) 368-0379 or info@saratogaproxy.com

Visit www.saratogaproxy.com/Genesco to learn more

Contacts

Greg Lempel

greg@fondrenlp.com

or

Saratoga Proxy Consulting LLC

John Ferguson / Joseph Mills, 212-257-1311

info@saratogaproxy.com

Item 2: Also on June 29, 2026, the Radoff-Jumana Group issued the following Investor Presentation titled “The Case for Change at Genesco,” a copy of which is attached hereto as Exhibit 1.

6 Company press release dated June 29, 2026. FactSet; share price decline calculated as of June 26, 2026.

After years of underperformance at Genesco, shareholders can hold Chair and CEO Mimi Vaughn and the over - tenured legacy directors accountable www.saratogaproxy.com/Genesco THE CASE FOR CHANGE AT Presented by the Radoff - Jumana Group

Disclaimer

The materials contained herein (the "Materials") represent the opinions of Bradley L. Radoff, Jumana Capital Investments LLC, Christopher R. Martin and the other participants named in their proxy solicitation (collectively, the "Radoff-Jumana Group" or "we") and are based on publicly available information with respect to Genesco Inc. (the "Company"). The Radoff-Jumana Group recognizes that there may be confidential information in the possession of the Company that could lead it or others to disagree with the Radoff-Jumana Group's conclusions. The Radoff-Jumana Group reserves the right to change any of its opinions expressed herein at any time as it deems appropriate and disclaims any obligation to notify the market or any other party of any such changes. The Radoff-Jumana Group disclaims any obligation to update the information or opinions contained herein. Certain financial projections and statements made herein have been derived or obtained from filings made with the Securities and Exchange Commission ("SEC") or other regulatory authorities and from other third party reports. There is no assurance or guarantee with respect to the prices at which any securities of the Company will trade, and such securities may not trade at prices that may be implied herein. The estimates, projections and potential impact of the opportunities identified by the Radoff-Jumana Group herein are based on assumptions that the Radoff-Jumana Group believes to be reasonable as of the date of the Materials, but there can be no assurance or guarantee that actual results or performance of the Company will not differ, and such differences may be material. The Materials are provided merely as information and are not intended to be, nor should they be construed as, an offer to sell or a solicitation of an offer to buy any security. Certain members of the Radoff-Jumana Group currently beneficially own, and/or have an economic interest in, securities of the Company. It is possible that there will be developments in the future (including changes in price of the Company's securities) that cause one or more members of the Radoff-Jumana Group from time to time to sell all or a portion of their holdings of the Company in open market transactions or otherwise (including via short sales), buy additional securities (in open market or privately negotiated transactions or otherwise), or trade in options, puts, calls or other derivative instruments relating to some or all of such securities. To the extent that the Radoff-Jumana Group discloses information about its position or economic interest in the securities of the Company in the Materials, it is subject to change and the Radoff-Jumana Group expressly disclaims any obligation to update such information. The Materials contain forward-looking statements. All statements contained herein that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words "anticipate," "believe," "expect," "potential," "opportunity," "estimate," "plan," "may," "will," "projects," "targets," "forecasts," "seeks," "could," and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained herein that are not historical facts are based on current expectations, speak only as of the date of the Materials and involve risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such projected results and statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Radoff-Jumana Group. Although the Radoff-Jumana Group believes that the assumptions underlying the projected results or forward-looking statements are reasonable as of the date of the Materials, any of the assumptions could be inaccurate and therefore, there can be no assurance that the projected results or forward-looking statements included herein will prove to be accurate. In light of the significant uncertainties inherent in the projected results and forward-looking statements included herein, the inclusion of such information should not be regarded as a representation as to future results or that the objectives and strategic initiatives expressed or implied by such projected results and forward-looking statements will be achieved. The Radoff-Jumana Group will not undertake and specifically declines any obligation to disclose the results of any revisions that may be made to any projected results or forward-looking statements herein to reflect events or circumstances after the date of such projected results or statements or to reflect the occurrence of anticipated or unanticipated events. Unless otherwise indicated herein, the Radoff-Jumana Group has not sought or obtained consent from any third party to use any statements, photos or information indicated herein as having been obtained or derived from statements made or published by third parties. Any such statements or information should not be viewed as indicating the support of such third party for the views expressed herein. No warranty is made as to the accuracy of data or information obtained or derived from filings made with the SEC by the Company or from any third-party source. All trade names, trademarks, service marks, and logos herein are the property of their respective owners who retain all proprietary rights over their use.

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Who We Are Collectively, the Radoff - Jumana Group is a significant shareholder of Genesco who strongly believes that the Board of Directors (the “Board”) of Genesco Inc. (“Genesco” or the “Company”) must be meaningfully reconstituted with directors who have the perspect ive s, skills, expertise and independence to ensure that the Company is being run in shareholders’ best interests. We beneficially own approximately 8.7% of Genesco’s outstanding common stock . 8.7% We are seeking shareholder support to elect two new independent directors – Westy T. Ballard, Jr. and Paula J. Poskon – to serve on Genesco’s nine - member Board. 2/9 • Jumana is a private investment firm specializing in partnerships with entrepreneur - led companies that are looking to transform into enduring businesses. • Jumana’s private investments employ more than 11,000 people, including ~3,000 retail locations, across North America. • Mr. Radoff is a private investor and seasoned public company director with significant experience in corporate governance, capital allocation, operational turnarounds and strategic reviews. • Mr. Radoff has held roles at some of the world’s top asset management firms and financial institutions, including Citadel and Third Point. 3

Why We’re Here We believe this year’s contested Annual Meeting is the only opportunity for shareholders to create accountability at a failed li festyle company. • Ms. Vaughn is a former McKinsey & Company consultant who has been at Genesco for nearly 23 years . 1 • Her career rose under prior CEO Bob Dennis, who was also a former McKinsey consultant. 2 • Ms. Vaughn – like Mr. Dennis before her – has continued to rake in tens of millions of dollars despite delivering little to no value to shareholders during her tenure. 3 • The Board is not aligned with shareholders – only one director has purchased Genesco shares of common stock in the last three years . 4 The Board Has Presided Over Long - Term Share Price Underperformance 5 The Genesco Board Appears to Be Beholden to Chair, President, CEO and Interim CFO Mimi Vaughn We Believe Genesco Is a Failing Lifestyle Business Run for the Benefit of Chair, President CEO and Interim CFO Mimi Vaughn and the Board 80.90% - 9.40% - 34.20% - 52.90% - 18.50% - 54.00% 45.70% 58.40% 28.80% 174.50% 80.20% 168.20% -100.00% -50.00% 0.00% 50.00% 100.00% 150.00% 200.00% 1-Year 3-Year 5-Year 10-Year Since Vaughn Became CEO Since Vaughn Became CFO Total Shareholder Return Genesco Russell 2000 Index 1,2,3 Company proxy statements and Form 8 - K filings. 4 Form 4 filings. 5 FactSet. Calculated as of market close on April 14, 2026, the trading day immediately prior to the Radoff - Jumana Group’s public Schedule 13D filing with respect to the Company. Ms. Vaughn became CEO effective February 1, 2020. Ms. Vaughn became CFO effective February 1, 20 15. 6 Company proxy statements, FactSet. TSR calculated as of market close on April 14, 2026. • We are seeking to replace two over - tenured and underqualified directors : Thurgood Marshall, Jr. ( 14 - year tenure ; - 53.4% TSR ) and Joanna Barsh ( 13 - year tenure; - 50.2% TSR ), respectively. 6 • We believe the Board has disregarded shareholder input because of the inherent conflict of interest of Ms. Vaughn serving as both Chair and CEO . • We nominated two independent director candidates – Westy T. Ballard, Jr. and Paula J. Poskon – who collectively possess relevant financial, capital allocation and public company governance experience. We believe Genesco has the potential to create significant shareholder value by adding fresh, highly qualified, independent i ndi viduals to the boardroom – individuals who would not be beholden to Board Chair, President, CEO and Interim CFO Mimi Vaughn. 4

We Urge Shareholders to Vote Against Incumbent Directors Thurgood Marshall, Jr. and Joanna Barsh Genesco’s proxy statement emphasizes the Board’s retail experience, but the two directors we are targeting have none and are ove r - tenured. In our view, they are exactly why there needs to be change – Mr. Marshall and Ms. Barsh should be disqualified from serving as directors based on their records of overseeing - 50% TSR and facing three activist campaigns and their lack of relevant skills ets. × Track record of shareholder value destruction at Genesco. × Over - tenured. × Career lawyer and lobbyist at Morgan, Lewis & Bockius LLP, a firm Genesco paid for services for many years. 1 × No retail or consumer experience. × Has only ever purchased 3,600 shares of Genesco common stock on a single day in July 2012. 2 × Member of Nominating and Governance Committee, which has failed to recruit value - additive directors and rejected our nominees merely one day after conducting what appeared to be pretextual interviews with them. × Has received nearly $2.5 million in compensation for serving on Genesco’s Board despite presiding over significant long - term shareholder value destruction. Thurgood Marshall, Jr. Director We Are Seeking to Remove 14 - Year Tenure - 53.4% TSR Joanna Barsh Director We Are Seeking to Remove 13 - Year Tenure - 50.2% TSR × Track record of shareholder value destruction at Genesco. × Over - tenured. × No other public company board experience. × No retail or consumer experience. × Yet another ex - McKinsey consultant. × Has never purchased a single Genesco share. 3 × Chairperson of Nominating and Governance Committee, which has failed to recruit value - additive directors and rejected our nominees merely one day after conducting what appeared to be pretextual interviews with them. × Member of Compensation Committee, which has rewarded Ms. Vaughn with more than $29 million in compensation despite negative shareholder returns. Source: Company proxy statements. 1 Company filings. 2 Mr. Marshall’s Form 4 filings. 3 Ms. Barsh’s Form 4 filings. 5

Ms. Vaughn Serves as Board Chair, President, CEO and Interim CFO, Leading to Zero Accountability How can the Board effectively supervise the CEO when the CEO is also in charge of the Board? • The Board’s primary job is to supervise and evaluate the CEO – this role necessarily becomes more difficult, if not impossible, to effectively fulfill when the CEO also leads the Board. • We believe that, at Genesco, the combined role of CEO and Chair has failed to serve the best interests of shareholders and has resulted in inadequate oversight of management and the Company and significant long - term underperformance that has gone unchecked. • When we asked why Genesco does not separate its roles of Board Chair and CEO, the Company gave us seemingly nonsensical answers, including that the Lead Independent Director already does everything he would be doing as independent Chair. Rest of Management Team Rest of Board Mimi Vaughn Board Chair Mimi Vaughn President, CEO, Interim CFO The separation of the Chair and CEO roles is in accordance with best corporate governance practices: of companies with the S&P 500 consumer sector have a separate Chair and CEO, according to the 2025 Spencer Stuart Board Index . 67% of all S&P 500 companies have chosen to separate the Chair and CEO roles, according to the 2025 U.S. Spencer Stuart Board Index . 61% Source: Company proxy statements. 6

Our Engagement With the Board Confirms the Need for Shareholder - Driven Change Our engagement with Genesco demonstrated to us that Ms. Vaughn effectively controls the Board, that the Board had no good - faith intention of fully and fairly evaluating our nominees and that the Company either does not understand, or is attempting to co ver up, its poorly executed buybacks. Source: The Radoff - Jumana Group’s proxy statement filed on June 18, 2026. The Company refused to allow Mr. Radoff to have a call with the Lead Independent Director and other non - legacy (not over - tenured) directors without Ms. Vaughn present – even though Mr. Radoff had already recently spoken with Ms. Vaughn and shared his views on Genesco with her. May 1 - 4, 2026 Each of our nominees participated in interviews with Gregory Sandfort, the Lead Independent Director, Ms. Barsh, Chair of the Nominating and Governance Committee, and Mary Meixelsperger, Chair of the Audit Committee. May 27 - 28, 2026 Just one day after the interviews with our nominees concluded, and with no indication that the Board had held a meeting for the purpose of considering them, Company counsel informed us that the Board would not nominate any of our candidates – making the interview process appear merely pretextual. May 29, 2026 Company counsel confirmed to us that the Board had convened a meeting and decided not to nominate any of our nominees. June 1, 2026 June 1 - 2, 2026 7 When we told the Company that we believed our ownership position entitled us to one seat on the Board, Genesco made clear that there would be no seats, so there was no basis to negotiate a resolution. May 29, 2026 During email discussions, it became clear that Genesco limited its share repurchase calculations to only the prior three years, yielding an artificially low average repurchase price compared to the $45.83 average repurchase price over the last 10 fiscal years, during which period Ms. Vaughn served as either CEO or CFO.

Genesco Was Completely Dismissive of Our Attempts to Avoid a Proxy Contest

Our Reasonable Requests	Genesco's Response
Chair and CEO roles should be separated.	Chair of the Board is just a title. Gregory Sandfort (Lead Independent Director) is doing everything he would be doing if he was an independent Chair.
Over-tenured directors should depart the Board.	We have a low average tenure. The Company also claimed to be proactive about refreshing the Board.
The Company should be consistently repurchasing stock.	The Company privately (and previously publicly) explained that it makes share repurchases opportunistically, then publicly reversed that by claiming that its buybacks are not opportunistic and instead deliberate and intentional.

- Notably, Angel Martinez, Mary Meixelsperger and Gregory Sandfort were unilaterally added in response to Legion Partners' 2021 proxy contest – seems reactionary to us.

"EPS would have been $0.05 better in Q1 ***had we not opportunistically bought back shares****…"*

"[A]s I mentioned earlier, ***we did opportunistically repurchase*** *about 605,000 shares of our common stock…"*

Ms. Vaughn and Former CFO Cassandra Harris, **Q1 2026 Earnings Call**

"And ***I don't think we said anything about buybacks being opportunistic****. In fact, we've been very deliberate and intentional about buying back our stock."*

Ms. Vaughn, **Q1 2027 Earnings Call**

Given the Company's performance and previous activist engagements, we were shocked by its dismissiveness of a large shareholder who has significant retail experience and proven success. The Board's arrogant response to our concerns only reinforces our belief that this is Ms. Vaughn's Company.

Source: The Radoff-Jumana Group's proxy statement filed on June 18, 2026.

8

The Vaughn Board Does Not Appear to Care About Shareholder Input It has become clear to us that the current directors are more concerned about maintaining Ms. Vaughn’s and their positions un der the status quo than actively engaging with or providing value to shareholders. • During our interactions with the Board and management, we offered several suggestions to improve shareholder value, including: o Refreshing the Board; o Separating the Chair and CEO roles; o Increasing share repurchases; o Exploring a sale - leaseback; and o Evaluating divestitures of certain businesses. • To us, the Board did not appear to meaningfully consider any of our suggestions . We believe the Board rejected our ideas because they would expose its historical failures. • We believe this disregard for shareholder input has been allowed to persist given the inherent conflict of interest of Ms. Vaughn serving as both Chair and CEO . • In our view, the Board has a history of reactive behavior: previous asset sales, buybacks, director refreshment and recently announced cost cuts have only occurred after activist engagement . 9

Genesco Has Been the Recipient of an Activist Challenge Three Times Since 2018 Some companies would look at that as a clear negative reflection of their performance and governance. • While the current directors may claim that they are committed to Board refreshment and are “proactively” aligning themselves wit h shareholder interests – the facts prove otherwise. • Even though the Company, in its proxy materials, touts that it has added six new directors since 2019 (five of which are inde pen dent), it fails to highlight that it only did so in apparent response to shareholder activist pressure. • While this pressure has resulted in some piecemeal refreshment, it has ultimately failed to translate to improved shareholder va lue. 2018 Resulted in a cooperation agreement under which the Board added two new independent directors – neither of whom currently serves on the Board. 2021 Campaign caused Genesco to refresh its Board via the appointment of three new independent directors. 2026 Seeking to replace two over - tenured, underqualified directors on Genesco’s nine - member Board. Source: Company filings. 10

Long-Term Shareholders Have Suffered Immensely Under the Vaughn Board

From our perspective, the Board is filled with certain long-tenured directors who are beholden to or otherwise unable to hold CEO and Chair Vaughn – who herself has a long tenure at the Company – accountable, which has led to the destruction of shareholder value.

Total Shareholder Returns

	1-Year	3-Year	5-Year	10-Year	Since Vaughn Became CEO	Since Vaughn Became CFO
Genesco	80.90%	-9.40%	-34.20%	-52.90%	-18.50%	-54.00%
Russell 2000 Index	45.70%	58.40%	28.80%	174.50%	80.20%	168.20%
Genesco Performance vs. Russell 2000 Index	35.20%	-67.80%	-63.00%	-227.40%	-98.70%	-222.20%

- Genesco's shareholder returns have been persistently negative during the relevant periods – including Ms. Vaughn's tenure as CEO and since she was appointed CFO in February 2015.
- While the long-tenured incumbents we are targeting and CEO Vaughn may attempt to convince shareholders that the Company's one-year TSR justifies their continued service as directors, we believe it is clearly an outlier and largely a result of the immense destruction of value that occurred prior thereto.

Source: FactSet. Calculated as of market close on April 14, 2026, the trading day immediately prior to the Radoff-Jumana Group's public Schedule 13D filing with respect to the Company. Ms. Vaughn became CEO effective February 1, 2020. Ms. Vaughn became CFO effective February 1, 2015.

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Ms. Vaughn Has an Extremely Poor Track Record at Genesco

At Journeys and in the Shared Services area, she was unable to deliver success.

The Company had to bring in outsiders from Foot Locker to turn around Journeys (its biggest division) after it deteriorated under her watch:

FASHION DIVE

Journeys to close 100 stores this year, move away from malls [(1)]

Published May 30, 2023

RETAIL DIVE

Journeys owner shuffles brands, leadership [(2)]

Published Sept. 30, 2025

Ms. Vaughn previously said she was put in charge of Shared Services. Last quarter, Genesco announced how much excess cost it could cut from IT:

> "***I had a chance to lead our shared services area, which included technology, logistics and human resources***. *The most interesting decision on the part of CEO Bob Dennis was to put me over technology. It's such an important part of retail today. It ended up being a formative part of my experience here.*"

Ms. Vaughn, comments in *Women's Wear Daily* article dated November 6, 2019

> "*Lastly, we are pleased with initiatives like the* ***IT transformation****, where we're* ***driving operating efficiencies*** *in addition to enhanced capabilities and our more broad-based automation and spend optimization efforts across the company […] With this, we are* ***announcing a new $40 million to $50 million cost program between now and fiscal '29 aimed at structurally reducing our cost base*** *beyond our ongoing efforts.*"

Ms. Vaughn, Q1 2027 Earnings Call

[1] *Fashion Dive* article dated May 30, 2023. [2] *Retail Dive* article dated September 30, 2025.

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Under Ms. Vaughn, Genesco Has Maintained Bloated Costs During Ms. Vaughn’s tenure as Board Chair, President and CEO, the Company has seemingly been unable to meaningfully offset it s G&A spending as a percentage of net sales, while operating margins have remained volatile. Source: Company Form 10 - K filings. 13 G&A as a Percentage of Net Sales Operating Margin as a Percentage of Net Sales - 6.00% 6.40% 3.90% - 0.60% 0.60% 0.70% -8.00% -6.00% -4.00% -2.00% 0.00% 2.00% 4.00% 6.00% 8.00% FY2021 FY2022 FY2023 FY2024 FY2025 FY2026 45.60% 42.70% 43.70% 46.50% 46.40% 45.20% 40.00% 41.00% 42.00% 43.00% 44.00% 45.00% 46.00% 47.00% FY2021 FY2022 FY2023 FY2024 FY2025 FY2026

Mimi Math: Genesco’s Buyback History Doesn’t Add Up Under Ms. Vaughn’s leadership, the Board repurchased shares at an average price that exceeded the market, which we view as an example of her wasteful allocation of capital. • Over the past decade, Genesco has spent ~$595 million to repurchase nearly 13 million shares at an average price of $45.83 wh en the Company’s shares traded at an average of $41.08. • When we raised this fact to Ms. Vaughn, she told us it was somehow untrue. • The Company then proceeded to send us a table that only included the last three years of buybacks, conveniently excluding the fi rst several years of Ms. Vaughn’s CEO tenure and the time she spent as CFO before that. Source: Company filings, FactSet. Email from Genesco Counsel to the Radoff - Jumana Group Counsel We believe the Company’s buybacks should be systematic and based on intrinsic value and not in response to shareholder demand s. Spend ($M) Avg. Price ($) Buyback Shares Fiscal Year $133.26 $61.81 2,155,869 2017 $16.16 $58.71 275,300 2018 $45.95 $47.45 968,375 2019 $189.38 $41.44 4,570,015 2020 - - - 2021 $82.85 $60.88 1,360,909 2022 $72.69 $52.66 1,380,272 2023 $32.03 $25.39 1,261,295 2024 $9.79 $24.49 399,633 2025 $12.57 $20.79 604,531 2026 - - - 2027 $594.67 $45.83 12,976,199 10 - Year Total Genesco 10 - Year Buyback Analysis 14

We Believe That the Board Is Not Aligned With Long-Suffering Shareholders

We think having directors that persistently fail to invest their own money in the Company demonstrates a lack of conviction and confidence in Genesco and renders the Board woefully misaligned with shareholders.

- Over the past three years, **only one director has purchased shares of common stock** (the Lead Independent Director)[1] while during the same period each non-executive director has collected over $200,000 in director compensation per year.[2]

- If elected, Mr. Ballard and Ms. Poskon intend to purchase shares of common stock with their own personal capital, something **Ms. Barsh has never done in her 13 years** as a director of the Company, and **Mr. Marshall has only done on a single day way back in 2012**.[3]

- While Ms. Vaughn appears to currently beneficially own approximately 4.1% of the outstanding common stock,[4] these shares were almost exclusively received in connection with her service in various roles with the Company.[5]
    - In fact, since CEO Vaughn first became subject to Section 16 reporting obligations at Genesco in October of 2003, it appears that she has only purchased a total of 20,000 shares of common stock in the open market over just two separate days – one in September 2017 and one in May 2023.[6]



Thurgood Marshall, Jr.
3,600 shares *purchased in the open market*[7]



Joanna Barsh
0 *shares purchased in the open market*[8]



Current Independent Directors, Combined
38,089 *shares purchased in the open market*[9]

[1] Form 4 filings by Lead Independent Director Gregory Sandfort. [2] Company's definitive proxy statements from 2024-2026. [3,7,8] Form 4 filings made by Ms. Barsh and Mr. Marshall. [4] Company's 2026 definitive proxy statement. [5] Form 3 and Form 4 filings made by Ms. Vaughn. [6] Form 4 filings made by Ms. Vaughn. [9] Company Form 4 filings by Gregory Sandfort, Carolyn Bojanowski, Matthew Bilunas, Mary Meixelsperger, Angel Martinez and Thurgood Marshall, Jr.

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$0.00 $5,000,000.00 $10,000,000.00 $15,000,000.00 $20,000,000.00 $25,000,000.00 $30,000,000.00 $35,000,000.00 -100.0% -80.0% -60.0% -40.0% -20.0% 0.0% 20.0% 40.0% 60.0% 80.0% 100.0% Feb-20 Feb-21 Feb-22 Feb-23 Feb-24 Feb-25 Feb-26 Ms. Vaughn’s CEO Total Shareholder Return Genesco Ms. Vaughn's CEO Compensation The Board Has Rewarded Ms. Vaughn With Extremely Generous Compensation Despite Negative Returns We are concerned that CEO Vaughn continues to rake in a significant paycheck from the Company without being held accountable by the Board – which she chairs – to actually provide results to shareholders. • We believe Ms. Vaughn has received extremely generous compensation from the Company despite delivering little to no value to shareholders during her tenure. • Since her appointment as CEO in February 2020, CEO Vaughn has received over $29 million in compensation 1 – during that same period, the Company’s TSR was - 18.5%. 2 • Moreover, CEO Vaughn has received approximately $41.7 million in aggregate compensation when calculated from when she was fir st included in the Company’s “Summary Compensation Table” in the Company’s proxy statement filed in 2013. 3 1 Company’s definitive proxy statements from 2020 - 2026. 2 FactSet. Calculated as of market close on April 14, 2026, the trading day immediately prior to the Radoff - Jumana Group’s public Schedule 13D filing with respect to the Company. Ms. Vaughn became CEO effective February 1, 2020 3 Company’s definitive proxy statements from 2013 - 2026. 4 FactSet, Company proxy statements. Graph as of April 14, 2026. Ms. Vaughn’s Compensation: $29.15M TSR During Ms. Vaughn’s CEO Tenure: - 18.5% Ms. Vaughn Has Received Excessive Compensation for Destroying Shareholder Value 16

How Many Ex - McKinsey Consultants Does Genesco Need? It appears to us that Genesco’s Board and management is full of cozy ex - McKinsey consultants as opposed to independent, qualifie d public company operators. Source: Company proxy statements. Joanna Barsh Director Ex - McKinsey Consultant Mimi Vaughn Chair, President, CEO, Interim CFO Ex - McKinsey Consultant Parag Desai SVP, Chief Strategy and Digital Officer Ex - McKinsey Consultant Bob Dennis Former Chair and CEO Ex - McKinsey Consultant 17

Shareholders Can Send a Message to Ms. Vaughn and the Board at the Annual Meeting

At this year's Annual Meeting, shareholders will be able to elect two new, independent and qualified directors who we believe will bring the necessary fresh perspectives, financial experience and independent viewpoints that we believe are required to rebuild value and investor faith at Genesco.

- In light of the serious unchecked issues at Genesco and our unsuccessful attempts to engage constructively with the Board to enact what we view as much-needed change, we have nominated two independent, highly qualified director candidates for election to Genesco's Board:

Westervelt (Westy) T. Ballard, Jr.

- ✓ *Public company CEO and director experience*
- ✓ *CFO experience*
- ✓ *Global operations, capital allocation and strategic development expertise*
- ✓ *+12.02% TSR during CEO tenure at Stabilis Solutions, Inc. (NASDAQ: SLNG)*[1]

Paula J. Poskon

- ✓ *Public company director experience*
- ✓ *Real estate expertise*
- ✓ *Equity research and investment banking experience*
- ✓ *+194.98% TSR during board tenure at Cedar Realty Trust, Inc. (NYSE: CDRpB and CDRpC), +90.44% TSR at Power REIT (NYSE: PW) and +13.37% TSR at Wheeler Real Estate Investment Trust, Inc. (NASDAQ: WHLR)*[2]

- With the election of Mr. Ballard and Ms. Poskon, shareholders can hold CEO Vaughn and the incumbent directors accountable for years of value destruction and send a clear mandate for change.
- While we acknowledge that, as a minority of the Board if elected, there is a limit to the amount of change that Mr. Ballard and Ms. Poskon will be able to enact, we strongly believe that shareholders cannot afford to allow the status quo to persist.
- The upcoming Annual Meeting will give shareholders the opportunity to hold a referendum on Ms. Vaughn's tenure as CEO.

[1] FactSet. Calculated as of market close on June 24, 2026. Mr. Ballard became CEO of Stabilis on August 23, 2021. [2] FactSet. Calculated as of market close on June 24, 2026. Ms. Poskon joined the boards of Cedar Realty Trust on August 22, 2022, Power REIT on July 28, 2020 and Wheeler Real Estate Investment Trust on December 19, 2019.

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Westervelt (Westy) T. Ballard, Jr. – Biography We believe that Mr. Ballard’s extensive leadership experience in global operations, capital allocation and strategic developm ent , together with his financial expertise and public company executive and board service experience, would make him a valuable ad dit ion to Genesco’s Board. • Currently, Mr. Ballard serves as the Principal of Vallamar LLC, a principal investment platform across public and private businesses. • Previously, Mr. Ballard served as President, CEO and a member of the board of directors of Stabilis Solutions, Inc. (NASDAQ: SLN G), an energy transition company providing turnkey, small - scale liquefied natural gas production, distribution, and fueling services. • Prior to that, Mr. Ballard served in various roles of increasing seniority during his 14 - year tenure at Superior Energy Services , Inc. (formerly NYSE: SPN), a diversified provider of rental equipment, manufactured products, and engineered and specialized services to the gl obal energy industry, including as: o Executive Vice President, Chief Financial Officer and Treasurer of Superior Energy Services, Inc. o Operations Executive Vice President of International Services, where he was responsible for strategic and commercial directio n, capital allocation, operations, safety, and financial and administrative functions for a diversified portfolio of business lines. o VP of Corporate Development, M&A, where he was responsible for sourcing, evaluating and executing acquisitions and strategic investments globally. • Mr. Ballard previously served in the United States Marine Corps as an Infantry Officer and attained the rank of Company Comma nde r (Captain). Representative Experience Key Skillsets Public Company CEO & Director M&A Capital Allocation 19

Paula J. Poskon – Biography We believe that Ms. Poskon’s nearly 25 years of capital markets experience in equity research and investment banking, together with her corporate governance and public company board experience, make her well - qualified to serve as a director on Genesco’s Board. • Ms. Poskon is the Founder and President of STOV Advisory Services LLC, a provider of professional consulting and advisory services to company executives and institutional investors in the areas of real estate, capital markets, investor relations and diversity an d inclusion. • Ms. Poskon previously served as Senior Vice President/Senior Real Estate Research Analyst at D.A. Davidson & Co., Inc., an employee - owned full - service investment firm. • Prior to that, Ms. Poskon was a Director and Senior Equity Research Analyst in Real Estate at Robert W. Baird & Co., Inc., an employee - owned wealth management, capital markets, asset management and private equity firm. • Earlier in her career, Ms. Poskon was an Equity Research Associate, Asset Management Associate and Investment Banking Associate at Lehman Brothers, a global financial services firm. • Ms. Poskon has served on the board of directors of Cedar Realty Trust, Inc. (NYSE: CDRpB and CDRpC ), a wholly owned subsidiary of Wheeler Real Estate Investment Trust, Inc. (NASDAQ: WHLR). Ms. Poskon previously served on the board of directors of Wheeler. • Ms. Poskon also previously served on the boards of trustees of Nam Tai Property, Inc. (OTCMKTS: NTPIF), a holding company, which engages in the business of real estate development and operation, and Power REIT (NYSE: PW), a real estate investment trust t hat owns real estate related to controlled environment agriculture (greenhouses), renewable energy and transportation. Representative Experience Key Skillsets Public Company Director Real Estate Equity Research 20

Our Nominees Would Push to Unlock Stranded Value We believe Genesco could return $200M - $300M to shareholders in the next 18 months while focusing on its thriving Journeys business. x We believe opportunities exist for Genesco to unlock value for shareholders by resolving its excess cash , excess real estate , non - core operating businesses , significant excess inventory and excess overhead expenses . x In our view, the lifestyle Board of over - tenured legacy directors has taken a deferential approach to Ms. Vaughn as she continues to extract compensation and wield power at the end of her career. x We have had many successful investments where an entrenched lifestyle Board and management team have repeatedly dismissed our ideas only to eventually execute them, thereby unlocking significant value for shareholders and creating a more viable and sustainable business going forward. x We believe this is the case at Genesco. We have heard from shareholders, analysts, consultants and former employees who have confirmed our view. • We have attempted to engage with the Board about these issues and have concluded that the Board is uninterested in creating value for shareholders – the larger Genesco becomes, the more this entrenched Board can pay itself. • The directors we are targeting have each served on the Board for more than a decade – and Genesco has largely followed the same strategy since they joined. Vote the GOLD card to elect Mr. Ballard and Ms. Poskon ahead of the July 21, 2026 Annual Meeting! 21